Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com
United Rentals Announces Fourth Quarter and Full Year 2019 Results
Introduces 2020 Outlook and Announces New $500 Million Share Repurchase Program

STAMFORD, Conn. – January 29, 2020 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year 20191.
Fourth Quarter 2019
Total revenue increased 6.5% to $2.456 billion and rental revenue increased 3.7% to $2.062 billion. On a GAAP basis, the company reported fourth quarter net income of $338 million, or $4.49 per diluted share ("EPS"), compared with $310 million, or $3.80 per diluted share, for the same period in 2018. Diluted EPS for the quarter increased 18.2% year-over-year. Adjusted EPS2 for the quarter increased 15.5% year-over-year to $5.60.
Adjusted EBITDA2 increased 3.3% year-over-year to $1.154 billion, while adjusted EBITDA margin decreased 140 basis points to 47.0%. On a pro forma basis, year-over-year, net income excluding merger costs recognized by BlueLine prior to acquisition increased 9.4%, adjusted EBITDA increased 0.8% and adjusted EBITDA margin decreased 130 basis points.
Matthew Flannery, chief executive officer of United Rentals, said, “Our fourth quarter contributed to a solid year of profitable growth and returns. Results were driven by growth in our core construction end-markets, while challenges in our industrial verticals impacted both revenue and margins in the quarter. For the year, we grew pro forma rental revenue and adjusted EBITDA by over 4%, while integrating our acquisitions, and generated free cash flow of almost $1.6 billion.”
Flannery continued, “Our 2020 outlook reflects the profitable growth we expect to deliver in what is forecasted to be a slower growth phase of this continuing upcycle. We are well positioned to support our customers across the end-markets we serve, while remaining disciplined in our approach to capex. We expect to generate higher free cash flow this year, which is earmarked to pay down debt and buy back shares.”
Fourth Quarter Highlights

•	Rental Revenue: Rental revenue[3] for the fourth quarter was $2.062 billion, reflecting increases of 3.7% and 0.8% year-over-year on an as-reported and pro forma basis, respectively.

_______________

1.
The company completed the acquisitions of BakerCorp International Holdings, Inc. (“BakerCorp”) and Vander Holding Corporation and its subsidiaries (“BlueLine”) in July 2018 and October 2018, respectively. BakerCorp and BlueLine are included in the company's results subsequent to the acquisition dates. Pro forma results reflect the combination of United Rentals, BakerCorp and BlueLine for all periods presented. The acquired BakerCorp locations are reflected in the Trench, Power and Fluid Solutions specialty segment.

2.
Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures as defined in the tables below. See the tables below for amounts and reconciliations to the most comparable GAAP measures. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

3.	Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.

•
Fleet Productivity[4]: On an as reported basis, fourth quarter fleet productivity decreased 2.4% year-over-year. On a pro forma basis, fleet productivity decreased 1.8%, as the combined benefit from rental rates and mix did not offset the impact of lower time utilization.

•
Used Equipment: The company generated $244 million of proceeds from used equipment sales in the fourth quarter at a GAAP gross margin of 36.5% and an adjusted gross margin of 43.4%[5]; this compares with $186 million at a GAAP gross margin of 44.1% and an adjusted gross margin of 51.1% for the same period last year. The year-over-year decrease in adjusted gross margin was primarily due to changes in the mix of equipment sold, channel mix and pricing.

•
Profitability: Net income for the fourth quarter increased 9.0% year-over-year to $338 million. Net interest expense increased $28 million year-over-year primarily due to a loss of $29 million associated with the full redemption of our 4 5/8 percent Senior Secured Notes, and the effective tax rate decreased 520 basis points year-over-year primarily due to favorable changes in the state jurisdictional mix of income. Operating income increased 6.4% year-over-year to $599 million. Adjusted EBITDA increased 3.3% year-over-year to $1.154 billion, while adjusted EBITDA margin decreased 140 basis points to 47.0%. On a pro forma basis, year-over-year, net income excluding merger costs recognized by BlueLine prior to acquisition increased 9.4%, adjusted EBITDA increased 0.8% and adjusted EBITDA margin decreased 130 basis points. The decline in both as reported and pro forma adjusted EBITDA margin primarily reflects the impact of the absorption of higher rental operating costs in a slower-growth environment, including costs related to repair and maintenance of fleet in upstream oil and gas markets, and the increase in lower-margin used equipment sales, partially offset by lower SG&A costs.

•
General rentals: Year-over-year, fourth quarter rental revenue for the company’s general rentals segment increased by 2.4% and decreased by 1.3% on an actual and pro forma basis, respectively. Rental gross margin decreased by 430 basis points to 39.9%, due primarily to the impact of the absorption of higher rental operating costs as noted above, including higher repair and maintenance expenses, as well as increased depreciation of rental equipment as a result of the BlueLine acquisition.

•
Specialty: Fourth quarter rental revenue for the company’s specialty segment, Trench, Power and Fluid Solutions, increased by 8.7% year-over-year, including an organic increase of 4.6%. Rental gross margin decreased by 140 basis points to 43.8%, primarily due to the impact of acquisitions.

Full Year 2019
Total revenue increased 16.2% to $9.351 billion and rental revenue increased 14.8% to $7.964 billion. On a GAAP basis, the company reported net income of $1.174 billion, or $15.11 per diluted share, compared with $1.096 billion, or $13.12 per diluted share, for 2018. Diluted EPS increased 15.2% year-over-year. Adjusted EPS increased 20.0% year-over-year to $19.52.
Adjusted EBITDA increased 12.7% year-over-year to $4.355 billion, while adjusted EBITDA margin decreased 140 basis points to 46.6%. On a pro forma basis, year-over-year, net income excluding merger costs recognized by BakerCorp and BlueLine prior to acquisition increased 8.7%, adjusted EBITDA increased 4.4% and adjusted EBITDA margin decreased 30 basis points.

_______________

4.	Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. See the table below for more information.

5.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC, NES, Neff and BlueLine fleet that was sold.

Full Year Highlights

•
Rental Revenue: Rental revenue was $7.964 billion, reflecting increases of 14.8% and 4.1% year-over-year on an as-reported and pro forma basis, respectively. The as-reported increase is primarily due to the impact of the BakerCorp and BlueLine acquisitions.

•
Fleet Productivity: On an as reported basis, fleet productivity decreased 2.2% year-over-year. On a pro forma basis, fleet productivity increased 0.6%, as the combined benefit of rental rates and mix was partially offset by lower time utilization.

•
Used Equipment: The company generated $831 million of proceeds from used equipment sales at a GAAP gross margin of 37.7% and an adjusted gross margin of 46.7%; this compares with $664 million at a GAAP gross margin of 41.9% and an adjusted gross margin of 51.8% for last year. The year-over-year decrease in adjusted gross margin was primarily due to changes in the mix of equipment sold and channel mix.

•
Profitability: Net income increased 7.1% year-over-year to $1.174 billion. Net interest expense increased $167 million year-over-year primarily due to the debt issued to fund the BakerCorp and BlueLine acquisitions and a loss of $61 million associated with the full redemptions of our 5 3/4 percent Senior Notes and 4 5/8 percent Senior Secured Notes, and the effective tax rate decreased 320 basis points year-over-year primarily due to federal tax credits and favorable changes in the state jurisdictional mix of income. Operating income increased 10.3% year-over-year to $2.152 billion. Adjusted EBITDA increased 12.7% year-over-year to $4.355 billion, while adjusted EBITDA margin decreased 140 basis points to 46.6%. The decline in adjusted EBITDA margin primarily reflects the acquisitions of BakerCorp and BlueLine. On a pro forma basis, year-over-year, net income excluding merger costs recognized by BakerCorp and BlueLine prior to acquisition increased 8.7%, adjusted EBITDA increased 4.4% and adjusted EBITDA margin decreased 30 basis points.

•
General rentals: Rental revenue for the company’s general rentals segment increased by 11.7% and 1.8% year-over-year on an actual and pro forma basis, respectively. Rental gross margin decreased by 250 basis points to 38.8%, due primarily to the impact of acquisitions, notably higher depreciation of rental equipment from the acquisition of BlueLine, and higher operating costs, primarily higher repair and maintenance expenses.

•
Specialty: Rental revenue for the company’s specialty segment, Trench, Power and Fluid Solutions, increased by 26.8% year-over-year, including an organic increase of 9.6%. Rental gross margin decreased by 280 basis points to 45.4%, primarily due to the impact of acquisitions.

•
Cash flow: Net cash from operating activities increased 6.0% to $3.024 billion and free cash flow[6], including aggregated merger and restructuring payments, increased 23.2% to $1.566 billion. The increase in free cash flow was primarily due to higher net cash from operating activities and increased used equipment sales. Free cash flow included rental gross capital expenditures of $2.132 billion, which was flat year-over-year.

•
Capital Allocation: In June 2019, the company announced that it had lowered its targeted leverage range to 2.0x-3.0x, from 2.5x-3.5x. The net leverage ratio was 2.6x at December 31, 2019, compared to 3.1x at December 31, 2018. In 2019, the company repurchased $830 million of common stock under its $1.25 billion repurchase program, completing the program and reducing its diluted share count by 4.1%.

_______________

6.	Free cash flow is a non-GAAP measure. See the table below for amounts and a reconciliation to the most comparable GAAP measure.

2020 Outlook

The company provided the following outlook for 2020.

	2020 Outlook	2019 Actual
Total revenue	$9.4 billion to $9.8 billion	$9.351 billion
Adjusted EBITDA[7]	$4.35 billion to $4.55 billion	$4.355 billion
Net rental capital expenditures after gross purchases	$1.05 billion to $1.35 billion, after gross purchases of $1.9 billion to $2.2 billion	$1.301 billion net, $2.132 billion gross
Net cash provided by operating activities	$2.85 billion to $3.35 billion	$3.024 billion
Free cash flow (excluding merger and restructuring related payments, such payments were $26 million in 2019)	$1.6 billion to $1.8 billion	$1.592 billion
Return on Invested Capital (ROIC)
ROIC was 10.4% for the year ended December 31, 2019, compared with 11.0% for the year ended December 31, 2018. ROIC exceeded the company’s current weighted average cost of capital of less than 8.0%. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Share Repurchase Programs

In December 2019, the company completed its previously announced $1.25 billion share repurchase program, through which it acquired approximately 9.5 million shares. Over the course of the program's 18 month authorization, the company reduced its shares outstanding by 10.3%.

On January 28, 2020, the company's Board of Directors authorized a new $500 million share repurchase program which will commence in the first quarter of 2020. The company intends to complete the new share repurchase program over twelve months.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, January 30, 2020, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 8349295.

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7.	Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. EBITDA and adjusted EBITDA are presented on as-reported and pro forma bases. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and the loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,164 rental locations in North America and 11 in Europe. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 19,100 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,000 classes of equipment for rent with a total original cost of $14.63 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the possibility that companies that we have acquired or may acquire, including BakerCorp and BlueLine, could have undiscovered liabilities or involve other unexpected costs, may strain our management capabilities or may be difficult to integrate; (2) the cyclical nature of our business, which is highly sensitive to North American construction and industrial activities; if construction or industrial activity decline, our revenues and, because many of our costs are fixed, our profitability may be adversely affected; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness on terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted in our debt instruments, which can limit our financial and operational flexibility; (8) overcapacity of fleet in the equipment rental industry; (9) inability to benefit from government spending, including spending associated with infrastructure projects; (10) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (11) rates we charge and time utilization we achieve being less than anticipated; (12) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (13) inability to access the capital that our businesses or growth plans may require; (14) the incurrence of impairment charges; (15) trends in oil and natural gas could adversely affect the demand for our services and products; (16) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (17) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (18) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (19) the outcome or other potential consequences of regulatory matters and commercial litigation; (20) shortfalls in our insurance coverage; (21) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (22) turnover in our management team and inability to attract and retain key personnel; (23) costs we incur being more than anticipated and the inability to realize expected savings in the amounts or time frames planned; (24) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) competition from existing and new competitors; (27) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (28) the costs of complying with environmental, safety and foreign law and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk (including as a result of Brexit), and tariffs; (29) labor disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations and operations generally; (30) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; and (31) the effect of changes in tax law. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2019, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace

(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Equipment rentals	$2,062	$1,989	$7,964	$6,940
Sales of rental equipment	244	186	831	664
Sales of new equipment	79	68	268	208
Contractor supplies sales	26	25	104	91
Service and other revenues	45	38	184	144
Total revenues	2,456	2,306	9,351	8,047
Cost of revenues:
Cost of equipment rentals, excluding depreciation	802	731	3,126	2,614
Depreciation of rental equipment	420	375	1,631	1,363
Cost of rental equipment sales	155	104	518	386
Cost of new equipment sales	68	58	231	179
Cost of contractor supplies sales	19	17	73	60
Cost of service and other revenues	27	23	102	81
Total cost of revenues	1,491	1,308	5,681	4,683
Gross profit	965	998	3,670	3,364
Selling, general and administrative expenses	268	302	1,092	1,038
Merger related costs	—	22	1	36
Restructuring charge	2	16	18	31
Non-rental depreciation and amortization	96	95	407	308
Operating income	599	563	2,152	1,951
Interest expense, net	170	142	648	481
Other income, net	(4)	(4)	(10)	(6)
Income before provision for income taxes	433	425	1,514	1,476
Provision for income taxes	95	115	340	380
Net income	$338	$310	$1,174	$1,096
Diluted earnings per share	$4.49	$3.80	$15.11	$13.12

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$52	$43
Accounts receivable, net	1,530	1,545
Inventory	120	109
Prepaid expenses and other assets	140	64
Total current assets	1,842	1,761
Rental equipment, net	9,787	9,600
Property and equipment, net	604	614
Goodwill	5,154	5,058
Other intangible assets, net	895	1,084
Operating lease right-of-use assets (1)	669	—
Other long-term assets	19	16
Total assets	$18,970	$18,133
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$997	$903
Accounts payable	454	536
Accrued expenses and other liabilities (1)	747	677
Total current liabilities	2,198	2,116
Long-term debt	10,431	10,844
Deferred taxes	1,887	1,687
Operating lease liabilities (1)	533	—
Other long-term liabilities	91	83
Total liabilities	15,140	14,730
Common stock	1	1
Additional paid-in capital	2,440	2,408
Retained earnings	5,275	4,101
Treasury stock	(3,700)	(2,870)
Accumulated other comprehensive loss	(186)	(237)
Total stockholders’ equity	3,830	3,403
Total liabilities and stockholders’ equity	$18,970	$18,133

(1)
In 2019, we adopted an updated lease accounting standard that resulted in the recognition of operating lease right-of-use assets and lease liabilities. Accrued expenses and other liabilities as of December 31, 2019 includes $178 million of current operating lease liabilities. We adopted this standard using a transition method that does not require application to periods prior to adoption.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Cash Flows From Operating Activities:
Net income	$338	$310	$1,174	$1,096
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	516	470	2,038	1,671
Amortization of deferred financing costs and original issue discounts	4	3	15	12
Gain on sales of rental equipment	(89)	(82)	(313)	(278)
Gain on sales of non-rental equipment	(3)	(2)	(6)	(6)
Gain on insurance proceeds from damaged equipment	(6)	(4)	(24)	(22)
Stock compensation expense, net	16	29	61	102
Merger related costs	—	22	1	36
Restructuring charge	2	16	18	31
Loss on repurchase/redemption of debt securities and amendment of ABL facility	29	—	61	—
Increase in deferred taxes	87	67	204	257
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	69	16	39	(115)
Decrease (increase) in inventory	9	3	(8)	(20)
(Increase) decrease in prepaid expenses and other assets	(38)	44	(59)	75
(Decrease) increase in accounts payable	(387)	(189)	(86)	49
(Decrease) increase in accrued expenses and other liabilities	(105)	27	(91)	(35)
Net cash provided by operating activities	442	730	3,024	2,853
Cash Flows From Investing Activities:
Purchases of rental equipment	(158)	(144)	(2,132)	(2,106)
Purchases of non-rental equipment	(61)	(51)	(218)	(185)
Proceeds from sales of rental equipment	244	186	831	664
Proceeds from sales of non-rental equipment	11	10	37	23
Insurance proceeds from damaged equipment	6	4	24	22
Purchases of other companies, net of cash acquired	(2)	(2,161)	(249)	(2,966)
Purchases of investments	(1)	(2)	(3)	(3)
Net cash provided by (used in) investing activities	39	(2,158)	(1,710)	(4,551)
Cash Flows From Financing Activities:
Proceeds from debt	3,135	5,116	9,260	12,178
Payments of debt	(3,409)	(3,478)	(9,678)	(9,942)
Payments of financing costs	(10)	(23)	(28)	(24)
Proceeds from the exercise of common stock options	1	—	11	2
Common stock repurchased (1)	(206)	(211)	(870)	(817)
Net cash (used in) provided by financing activities	(489)	1,404	(1,305)	1,397
Effect of foreign exchange rates	—	2	—	(8)
Net (decrease) increase in cash and cash equivalents	(8)	(22)	9	(309)
Cash and cash equivalents at beginning of period	60	65	43	352
Cash and cash equivalents at end of period	$52	$43	$52	$43
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$142	$21	$238	$71
Cash paid for interest	101	76	581	455

(1)
In 2019, we completed our $1.25 billion share repurchase program. The common stock repurchases include i) shares repurchased pursuant to our share repurchase programs and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards. As discussed above, our Board of Directors authorized a new $500 million share repurchase program which will commence in the first quarter of 2020, and which we intend to complete over twelve months.

UNITED RENTALS, INC.
RENTAL REVENUE

In January 2019, the company introduced fleet productivity as a comprehensive metric that provides greater insight into the decisions made by its managers in support of growth and returns. Specifically, the company seeks to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

The company believes that this metric is useful in assessing the effectiveness of its decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology, presented on an actual and pro forma basis:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended December 31, 2019
Actual	7.6%	(1.5)%	(2.4)%	—%	3.7%
Pro forma (4)	4.0%	(1.5)%	(1.8)%	0.1%	0.8%
Year Ended December 31, 2019
Actual	17.7%	(1.5)%	(2.2)%	0.8%	14.8%
Pro forma (4)	4.9%	(1.5)%	0.6%	0.1%	4.1%

Please refer to our Fourth Quarter 2019 Investor Presentation on unitedrentals.com for additional detail on fleet productivity.

(1)	Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.

(2)
Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.

(3)	Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

(4)	Includes the standalone, pre-acquisition results of BakerCorp and BlueLine.

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2019	2018	Change	2019	2018	Change
General Rentals
Reportable segment equipment rentals revenue	$1,610	$1,573	2.4%	$6,202	$5,550	11.7%
Reportable segment equipment rentals gross profit	642	695	(7.6)%	2,407	2,293	5.0%
Reportable segment equipment rentals gross margin	39.9%	44.2%	(430) bps	38.8%	41.3%	(250) bps
Trench, Power and Fluid Solutions
Reportable segment equipment rentals revenue	$452	$416	8.7%	$1,762	$1,390	26.8%
Reportable segment equipment rentals gross profit	198	188	5.3%	800	670	19.4%
Reportable segment equipment rentals gross margin	43.8%	45.2%	(140) bps	45.4%	48.2%	(280) bps
Total United Rentals
Total equipment rentals revenue	$2,062	$1,989	3.7%	$7,964	$6,940	14.8%
Total equipment rentals gross profit	840	883	(4.9)%	3,207	2,963	8.2%
Total equipment rentals gross margin	40.7%	44.4%	(370) bps	40.3%	42.7%	(240) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Numerator:
Net income available to common stockholders	$338	$310	$1,174	$1,096
Denominator:
Denominator for basic earnings per share—weighted-average common shares	75.1	80.6	77.3	82.7
Effect of dilutive securities:
Employee stock options	—	0.4	0.1	0.4
Restricted stock units	0.3	0.5	0.3	0.4
Denominator for diluted earnings per share—adjusted weighted-average common shares	75.4	81.5	77.7	83.5
Diluted earnings per share	$4.49	$3.80	$15.11	$13.12

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION
We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Earnings per share - GAAP, as reported	$4.49	$3.80	$15.11	$13.12
After-tax impact of:
Merger related costs (2)	—	0.21	0.01	0.32
Merger related intangible asset amortization (3)	0.60	0.58	2.48	1.76
Impact on depreciation related to acquired fleet and property and equipment (4)	0.05	—	0.39	0.19
Impact of the fair value mark-up of acquired fleet (5)	0.16	0.11	0.72	0.59
Restructuring charge (6)	0.03	0.15	0.18	0.28
Asset impairment charge (7)	(0.01)	—	0.05	—
Loss on repurchase/redemption of debt securities and amendment of ABL facility	0.28	—	0.58	—
Earnings per share - adjusted	$5.60	$4.85	$19.52	$16.26
Tax rate applied to above adjustments (1)	25.1%	25.7%	25.3%	25.5%

(1)	The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.

(2)
Reflects transaction costs associated with the BakerCorp and BlueLine acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine had annual revenues of approximately $786 million.

(3)	Reflects the amortization of the intangible assets acquired in the RSC, National Pump, NES, Neff, BakerCorp and BlueLine acquisitions.

(4)
Reflects the impact of extending the useful lives of equipment acquired in the RSC, NES, Neff, BakerCorp and BlueLine acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(5)
Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

(6)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed four restructuring programs. We have cumulatively incurred total restructuring charges of $333 million under our restructuring programs.

(7)	Reflects write-offs of leasehold improvements and other fixed assets.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The EBITDA and adjusted EBITDA margins represent EBITDA or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income	$338	$310	$1,174	$1,096
Provision for income taxes	95	115	340	380
Interest expense, net	170	142	648	481
Depreciation of rental equipment	420	375	1,631	1,363
Non-rental depreciation and amortization	96	95	407	308
EBITDA (A)	$1,119	$1,037	$4,200	$3,628
Merger related costs (1)	—	22	1	36
Restructuring charge (2)	2	16	18	31
Stock compensation expense, net (3)	16	29	61	102
Impact of the fair value mark-up of acquired fleet (4)	17	13	75	66
Adjusted EBITDA (B)	$1,154	$1,117	$4,355	$3,863
(A) Our EBITDA margin was 45.6% and 45.0% for the three months ended December 31, 2019 and 2018, respectively, and 44.9% and 45.1% for the years ended December 31, 2019 and 2018, respectively.
(B) Our adjusted EBITDA margin was 47.0% and 48.4% for the three months ended December 31, 2019 and 2018, respectively, and 46.6% and 48.0% for the years ended December 31, 2019 and 2018, respectively.

(1)
Reflects transaction costs associated with the BakerCorp and BlueLine acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine had annual revenues of approximately $786 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed four restructuring programs. We have cumulatively incurred total restructuring charges of $333 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)
Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$442	$730	$3,024	$2,853
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(3)	(15)	(12)
Gain on sales of rental equipment	89	82	313	278
Gain on sales of non-rental equipment	3	2	6	6
Gain on insurance proceeds from damaged equipment	6	4	24	22
Merger related costs (1)	—	(22)	(1)	(36)
Restructuring charge (2)	(2)	(16)	(18)	(31)
Stock compensation expense, net (3)	(16)	(29)	(61)	(102)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	(29)	—	(61)	—
Changes in assets and liabilities	387	192	170	124
Cash paid for interest	101	76	581	455
Cash paid for income taxes, net	142	21	238	71
EBITDA	$1,119	$1,037	$4,200	$3,628
Add back:
Merger related costs (1)	—	22	1	36
Restructuring charge (2)	2	16	18	31
Stock compensation expense, net (3)	16	29	61	102
Impact of the fair value mark-up of acquired fleet (4)	17	13	75	66
Adjusted EBITDA	$1,154	$1,117	$4,355	$3,863

(1)
Reflects transaction costs associated with the BakerCorp and BlueLine acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine had annual revenues of approximately $786 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed four restructuring programs. We have cumulatively incurred total restructuring charges of $333 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)
Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The pro forma information below for 2018 reflects the combination of United Rentals, BakerCorp and BlueLine. BakerCorp was acquired in July 2018 and was fully included in United Rentals' results for the three months ended December 31, 2018. Prior to our acquisitions of BakerCorp and BlueLine, BakerCorp and BlueLine management used different EBITDA and adjusted EBITDA definitions than those used by United Rentals. The information below reflects BakerCorp and BlueLine historical information presented in accordance with United Rentals’ definitions of EBITDA and adjusted EBITDA. The management of BakerCorp and BlueLine historically did not view EBITDA and adjusted EBITDA as liquidity measures, and accordingly the information required to reconcile these measures to the statement of cash flows is unavailable to the company. The tables below provide calculations of as-reported and pro forma net income and EBITDA and adjusted EBITDA for the three months and years ended December 31, 2019 and 2018.

	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2019	2018	2018	2018
	As-reported	As-reported	BlueLine	Pro forma
Net income (loss)	$338	$310	$(139)	$171
Provision for income taxes	95	115	—	115
Interest expense, net	170	142	11	153
Depreciation of rental equipment	420	375	17	392
Non-rental depreciation and amortization	96	95	—	95
EBITDA (A)	$1,119	$1,037	$(111)	$926
Merger related costs (1)	—	22	138	160
Restructuring charge (2)	2	16	—	16
Stock compensation expense, net (3)	16	29	—	29
Impact of the fair value mark-up of acquired fleet (4)	17	13	—	13
Other (5)	—	—	1	1
Adjusted EBITDA (B)	$1,154	$1,117	$28	$1,145

	Year Ended		Year Ended
	December 31,		December 31,
	2019	2018	2018	2018	2018
	As-reported	As-reported	BakerCorp	BlueLine	Pro forma
Net income (loss)	$1,174	$1,096	$(46)	$(169)	$881
Provision (benefit) for income taxes	340	380	(38)	—	342
Interest expense, net	648	481	30	106	617
Depreciation of rental equipment	1,631	1,363	21	167	1,551
Non-rental depreciation and amortization	407	308	14	6	328
EBITDA (A)	$4,200	$3,628	$(19)	$110	$3,719
Merger related costs (1)	1	36	57	142	235
Restructuring charge (2)	18	31	—	—	31
Stock compensation expense, net (3)	61	102	—	—	102
Impact of the fair value mark-up of acquired fleet (4)	75	66	—	—	66
Other (5)	—	—	7	12	19
Adjusted EBITDA (B)	$4,355	$3,863	$45	$264	$4,172

A) Our as-reported EBITDA margin was 45.6% and 45.0% for the three months ended December 31, 2019 and 2018, respectively, and pro forma EBITDA margin was 39.1% for the three months ended December 31, 2018. Our as-reported EBITDA margin was 44.9% and 45.1% for the years ended December 31, 2019 and 2018, respectively, and pro forma EBITDA margin was 41.8% for the year ended December 31, 2018.
B) Our as-reported adjusted EBITDA margin was 47.0% and 48.4% for the three months ended December 31, 2019 and 2018, respectively, and pro forma adjusted EBITDA margin was 48.3% for the three months ended December 31, 2018. Our as-reported adjusted EBITDA margin was 46.6% and 48.0% for the years ended December 31, 2019 and 2018, respectively, and pro forma adjusted EBITDA margin was 46.9% for the year ended December 31, 2018.

(1)
Reflects transaction costs associated with the BakerCorp and BlueLine acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine had annual revenues of approximately $786 million. The BlueLine merger costs reflect merger related costs recognized by BlueLine prior to the acquisition.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed four restructuring programs. We have cumulatively incurred total restructuring charges of $333 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)
Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

(5)	Includes various adjustments reflected in historic adjusted EBITDA for BakerCorp and BlueLine.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$442	$730	$3,024	$2,853
Purchases of rental equipment	(158)	(144)	(2,132)	(2,106)
Purchases of non-rental equipment	(61)	(51)	(218)	(185)
Proceeds from sales of rental equipment	244	186	831	664
Proceeds from sales of non-rental equipment	11	10	37	23
Insurance proceeds from damaged equipment	6	4	24	22
Free cash flow (1)	$484	$735	$1,566	$1,271

(1)
Free cash flow included aggregate merger and restructuring related payments of $4 million and $31 million for the three months ended December 31, 2019 and 2018, respectively, and $26 million and $63 million for the years ended December 31, 2019 and 2018, respectively.

The table below provides a reconciliation between 2020 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$2,850- $3,350
Purchases of rental equipment	$(1,900)-$(2,200)
Proceeds from sales of rental equipment	$800-$900
Purchases of non-rental equipment, net of proceeds from sales	$(150)-$(250)
Free cash flow (excluding the impact of merger and restructuring related payments)	$1,600- $1,800